Exhibit 28(G)(1)

CUSTODY AGREEMENT

by and among

GAMCO INVESTORS, INC.,

for and on behalf of each of the entities listed on Appendix A and in its individual capacity

and

MELLON TRUST OF NEW ENGLAND, N.A.

CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT, effective as of the 10th day of June, 2008 (“Agreement”) by and among GAMCO INVESTORS, INC. (the “Client”), a corporation organized under the laws of New York, for and on behalf of each of the entities listed on Appendix A attached hereto (each individually the “Account’, and in its individual capacity, and MELLON TRUST OF NEW ENGLAND, N.A., a national banking association (the “Custodian”).

WITNESSETH:

WHEREAS, the Client and the Custodian desire to establish, and may from time to time establish, one or more custody accounts to provide for the safekeeping and recordkeeping of certain property of the Client;

NOW, THEREFORE, the Client and the Custodian, each intending to be legally bound, agree as follows:

1.       Establishment of Account The Client hereby appoints the Custodian as custodian for any property acceptable to the Custodian (“Property’, which the Client may deposit, or cause to be deposited, to the Custodian’s care in one or more Accounts established pursuant to this Agreement. The Custodian shall have no responsibility for any assets to be held pursuant to this Agreement until they are received in the Account by the Custodian or its agents or subcustodians. “Property’’ as used herein shall not include any direct interest in real property, leaseholds or mineral interests. Each Account established under this Agreement shall be maintained separately pursuant to the direction of the Client and shall be set forth on Appendix A. A separate custody agreement with respect to each Account shall be deemed to have been established by the parties hereto, the terms of which are set forth under this Agreement.

2.       Distributions. The Custodian shall make distributions or transfers out of the Account pursuant to Authorized Instructions, as defined below. In making payments to service providers pursuant to Authorized Instructions, the Client acknowledges that the Custodian is acting as a paying agent, and not as the payor, for tax information reporting and withholding purposes.

3.       Authorized Parties. The Client shall furnish the Custodian with a written list of the names, signatures and extent of authority of all persons authorized to direct the Custodian under the terms of this Agreement. The Client may appoint and remove one or more investment managers (“Investment Manager”) for such portion of the Account as the Client shall designate to the Custodian in writing. The Client shall cause the Investment Manager to furnish the Custodian with a written list of the names and signatures of the person or persons who are authorized to represent the Investment Manager in dealings with the Custodian. The Custodian shall be entitled to rely upon the authority of any person or entity properly designated by the Client or Investment Manager (“Authorized Party or “Authorized Parties’’) to the Custodian until the Custodian is notified otherwise in writing.

4.       Authorized Instructions.

a.       “Authorized Jnstructions” shall mean (i) all directions to the Custodian from an Authorized Party pursuant to the terms of this Agreement; (ii) all directions by or on behalf of the Client or Investment Manager to the Custodian (or any of its affiliates) in its corporate capacity relating to foreign exchange; (iii) all directions by or on behalf of the Client or Investment Manager pursuant to an agreement with Custodian (or any of its affiliates) with respect to benefit disbursement services or information or transactional services provided via a web site sponsored by the Custodian (or any of its affiliates) (e.g., the ‘‘Workbench web site”); and (iv) all directions by or on behalf of an Authorized Party pursuant to any other agreement or procedure between Custodian (or any of its affiliates) and such Authorized Party, if such agreement or procedure specifically provides that authorized persons thereunder are deemed to be authorized to give instructions under this Agreement. Authorized Instructions shall be in writing, transmitted by first class mail, overnight delivery, private courier, facsimile, or shall be an electronic transmission subject to the Custodian’s policies and procedures, other institutional delivery systems or trade matching utilities as directed by an Authorized Party and supported by the Custodian, or other methods agreed upon in writing by the Client and the Custodian. The Custodian may, in its discretion, accept oral directions and instructions from an Authorized Party and may require confirmation in writing. However, where the Custodian acts on an oral direction or instruction prior to receipt of a written confirmation, the Custodian shall not be liable if a subsequent written confirmation fails to conform to the oral direction.

b.       The Custodian shall be fully protected in acting in accordance with all instructions that the Custodian reasonably believes to be Authorized Instructions and in failing to act in the absence thereof. The Custodian shall be under no duty to question any direction of an Authorized Party with respect to the portion of the Account over which such Authorized Party has authority, to review any Property held in the Account, to make any suggestions with respect to the investment, retention and reinvestment of the assets in the Account, or to evaluate or question the performance of any Authorized Party. The Custodian shall not be responsible or liable for any diminution of value of any securities or other Property held by the Custodian or its subcustodians pursuant to Authorized Instructions. In following an Authorized Instruction, the Custodian shall be fully protected and shall not be liable for the acts or omissions of any person or entity not selected or retained by the Custodian in its sole discretion, including, but not limited to, any broker-dealer or other entity designated by the Client or Investment Manager to hold Property of the Account as collateral or otherwise pursuant to an investment strategy.

5.       Authorized Transactions. The tenn “Authorized Transactions” shall mean any action or series of actions resulting from Authorized Instructions.

6.       Directed Powers of Custodian. The Custodian shall take the following actions in the administration of the Account pursuant to Authorized Instructions:

a.       Settle purchases and sales and engage in other transactions, including free receipts and deliveries, exchanges and other voluntary corporate actions, with respect to securities or other Property received by the Custodian;

b.       Submit master ballots in accordance with Authorized Instructions in bankruptcy matters in cases where an Authorized Party is unable to submit or cause the Custodian to submit an individual ballot with respect to the Account;

c.       Lend the assets of the Account if the Client advises the Custodian that it has entered into a separate securities lending agreement; and

d.       Take actions necessary to settle transactions in futures and/or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments with third parties.

7.       Powers of Custodian. The Custodian shall have the authority, without the necessity of receiving Authorized Instructions, to take the following actions in the administration of the Account:

a.       Appoint subcustodians, including affiliates of the Custodian, domestic or foreign, as to part or all of the Account provided that, except as otherwise provided under Section 14 below, the Custodian shall remain responsible for assets of the Account held by any such subcustodians appointed and retained by the Custodian in its sole discretion to the same extent provided under the tenns of this Agreement.;

b.       Hold Property in nominee name, in bearer form or in book entry form, in a clearinghouse corporation or in a depository, so long as the Custodian’s records clearly indicate that the assets held are a part of the Account;

c.       Employ suitable agents and legal counsel, who may be counsel for the Client, and, as a part of its reimbursable expenses under this Agreement, pay their reasonable compensation and expenses. The Custodian shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice;

d.       Take all action necessary to pay for, and settle, Authorized Transactions, including exercising the power to borrow or raise monies from the Custodian in its corporate capacity or an affiliate. To secure Expenses (as defmed below) and advances made to settle or pay for Authorized Transactions, including payment for securities and disbursements, tbe Client grants to the Lusto01an a nrst pnomy secumy interest in the Account, all Property therein, all income, substitutions and proceeds, whether now owned or hereafter acquired (the “Collateral”); provided that the Client does not grant the Custodian a security interest in any securities issued by an affiliate of the Custodian (as defined in Section 23A of the Federal Reserve Act). The parties intend that as the securities intermediary with respect to the Collateral, the Custodian’s security interest shall automatically be perfected when it attaches. The Custodian shall be entitled to collect from the Account sufficient cash for reimbursement and, if such cash is insufficient, dispose of the assets of the Account to the extent necessary to obtain reimbursement;

e.       Make, execute and deliver any and all documents, agreements or other instruments in writing as is necessary or desirable for the accomplishment of any of the powers in this Agreement; and

f.       Generally take all action, whether or not expressly authorized, which the Custodian may deem necessary or desirable for the fulfillment of its duties hereunder.

The Custodian may also be directed pursuant to Authorized Instructions to exercise the powers described in this Section.

8.       Duties. of Custodian. The Custodian shall perform or cause its agents or subcustodians to perform the following duties with respect to the Account:

a.       Hold the Property in safekeeping facilities of the Custodian or of other custodian banks or clearing corporations, in the United States or elsewhere; provided that the Custodian shall not be responsible for any losses resulting from the deposit or maintenance of securities or other Property (in accordance with market practice, custom, or regulation) with any recognized foreign or domestic clearing facility, book entry system, centralized custodial depository, or similar organization, including international depositories such as Euroclear and Clearstream;

b.       Collect income payable to and distributions due to the Account and sign on the Account’s behalf all declarations, affidavits, and certificates of ownership required to collect income and principal payments; provided that the Custodian shall not be responsible for the failure to receive payment of (or late payment of) distributions with respect to securities or other property held in the Account;

c.       Subject to the timely receipt of notice from an issuer or Authorized Party, collect all proceeds from securities, certificates of deposit or other investments held in the Account which may mature or be called;

d.       Forward to the Authorized Party designated by the Client proxies or ballots received for any stocks, bonds or other securities held in the Account in a form to enable the Authorized Party to effect the voting of proxies, excluding bankruptcy matters to which the Custodian’s duties are set forth in Section (f) below;

e.       Submit or cause to be submitted to the Client or the Investment Manager, as designated by the Client, information actually received by the Custodian, or summaries of information, regarding ownership rights pertaining to Property held in the Account, in accordance with the Custodian’s practices, excluding bankruptcy matters to which the Custodian’s duties are set forth in Section (f) below;

f.       Forward to the Authorized Party designated by the Client an initial notice of bankruptcy cases relating to securities held in the Account and a notice of any required action related to such bankruptcy cases as may be actually received by the Custodian. No further action or notification related to the bankruptcy case shall be required absent the specific agreement of the parties hereto;

g.       Attend to corporate actions with respect to which no discretionary decision is required;

h.       Report the value of the Account as of such dates as the Client and the Custodian may agree upon, in accordance with methods consistently followed and uniformly applied. In reporting the value of the Account, the Custodian, in accordance with the Custodian’s then current practices, shall obtain and rely upon prices and quotes from pricing sources or, if such prices or quotes are unavailable from sources utilized by the Custodian in accordance with its then current practices, from the Client, an Investment Manager or other Authorized Party, and shall be without liability or responsibility for any loss occasioned by such reliance. Notwithstanding the foregoing, in accordance with the Custodian’s then current pricing practices, the Client, an Investment Manager or other Authorized Party may direct the Custodian as to a price or quote to be used, and the Custodian shall be fully protected when relying upon such direction and when utilizing any such price or quote; and

i.       Render statements for such periods as agreed by the parties with respect to the Account for Property held therein to an Authorized Party or its designee.

9.       Income and Settlement; Market Practice Settlements.

a.       In accordance with the Custodian’s standard operating procedure, the Custodian shall credit the Account with income and maturity proceeds on securities on contractual payment date, net of any taxes or upon actual receipt. To the extent the Custodian credits income on contractual payment date, the Custodian may reverse such accounting entries to the contractual payment date if the Custodian reasonably believes that such amount will not be received.

b.       In accordance with the Custodian’s standard operating procedure, the Custodian will attend to the settlement of securities transactions on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Custodian settles certain securities transactions on the basis of contractual settlement date accounting, the Custodian may reverse to the contractual settlement date any entry relating to such contractual settlement if the Custodian reasonably believes that such amount will not be received.

c.       Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Client acknowledges that this may, in certain circumstances, require the delivery of cash or securities (or other property) without the concurrent receipt of securities (or other property) or cash. In such circumstances, the Custodian shall have no responsibility for nonreceipt of payment (or late payment) or nondelivery of securities or other property (or late delivery) by the counterparty.

10.     Tax Obligations. For purposes of this Agreement, ‘‘Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses. To the extent that the Custodian has received relevant and necessary information with respect to the Account, the Custodian shall perform the following services with respect to Tax Obligations:

a.       The Custodian shall file claims for exemptions or refunds with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate upon receipt of sufficient information;

b.       The Custodian shall withhold appropriate amounts, as required by

U.S. tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Authorized Instructions; and

c.       The Custodian shall provide to the Client or the Authorized Party such information received by the Custodian, which could, in the Custodian’s reasonable belief, assist the Client or the Authorized Party in the submission of any reports or returns with respect to Tax Obligations. The Client shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

The Custodian shall provide such other services with respect to Tax Obligations, including preparation and filing of tax returns and reports and payment of amounts due (to the extent funded), as requested by the Client and agreed to by the Custodian in writing. The Custodian shall have no independent obligation to determine the existence of any information with respect to, or the extent of, any Tax Obligations now or hereafter imposed on the Client or the Account by any taxing authority. Except as specifically provided herein or agreed to in writing by the Custodian, the Custodian shall have no obligations or liability with respect to Tax Obligations, including, without limitation, any obligation to file or submit returns or reports with any state, foreign or other taxing authorities.

11.       Non-Account Assets. The Client may request the Custodian to perform a recordkeeping function with respect to property held by others and not otherwise subject to the terms of this Agreement. To the extent the Custodian shall agree to perform this service, its sole responsibility shall be to accurately reflect information on its books which it has received from an Authorized Party.

12.       Statements and Records. If, within one hundred and twenty (120) days after the Custodian provides to the Client a statement with respect to the Account, the Client has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any matters in such statements. The Client shall have the right, at its own expense and with prior written notice to the Custodian, to inspect the Custodian’s books and records directly relating to the Account during normal business hours or to designate an accountant to make such inspection.

13.       Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the same care and diligence that a professional custodian engaged in the banking or trust company industry and having professional expertise in financial and securities processing transactions and custody would observe in these affairs.

14.       Limitation of Liability. Without limiting any other provisions contained in this Agreement:

  a.       The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement;

  b.       The Custodian shall not be responsible for the title, validity or genuineness of any Property or evidence of title thereto received by it or delivered by it pursuant to this Agreement;

  c.       The Custodian shall not be responsible or liable for any losses or damages suffered by the Account arising as a result of the insolvency of any subcustodian, except to the extent the Custodian was negligent in its selection or continued retention of such subcustodian;

  d.       The Custodian shall not be liable for any act or omission of any other person except for Custodian’s agents selected and retained in its sole discretion; and

  e.       Under no circumstances shall the Custodian be liable for any indirect, consequential or special damages with respect to its role as the Custodian.

15.       Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Account resulting from any event beyond the reasonable control of the Custodian, its agents or subcustodians. This provision shall survive the termination of this Agreement.

16.       Compensation and Expenses. The Custodian shall be entitled to compensation for services under this Agreement as mntually agreed. The Client acknowledges that, as part of the Cnstodian’s compensation, the Custodian will earn interest on balances, including disbursement balances and balances arising from purchase and sale transactions as disclosed in the Custodian’s float policy. The Custodian shall also be entitled to reimbursement for reasonable expenses incurred by it in the discharge of its duties under this Agreement (the “Expenses”). The Custodian is authorized to charge and collect from the Account any and all fees and Expenses earned unless such fees and Expenses are paid directly by the Client. To the extent the Custodian advances funds to the Account for disbursements pursuant to Authorized Instructions or to settle or pay for Authorized Transactions, the Custodian shall be entitled to collect from the Account reasonable charges established under the Custodian’s standard overdraft terms, conditions and procedures.

17.       Indemnification. The Client and the Account, jointly and severally, shall indemnify and hold harmless the Custodian from all liability and costs, including reasonable counsel fees and expenses, relating to or arising out of the performance of the Custodian’s obligations under this Agreement, except to the extent resulting from the Custodian’s negligence or willful misconduct. This provision shall survive the termination of this Agreement.

The Custodian shall indemnify and hold harmless the Client and the Account from all liability and costs, including reasonable counsel fees and expenses, relating to or arising out of the performance of the Custodian’s obligations under this Agreement to the extent resulting from the Custodian’s negligence or willful misconduct. This provision shall survive the termination of this Agreement.

18.       Amendment or Termination. 1bis Agreement may be amended by written agreement of the parties hereto and may be terminated by any party upon thirty

(30) days’ notice in writing to the other affected party(ies). Appendix A to this Agreement may be amended from time to time to (a) accommodate one or more additional Accounts, (b) remove one or more then existing Accounts covered by this Agreement, or (c) otherwise revise certaio information with respect to one or more Accounts as reflected thereon by attaching to this Agreement an amended copy of such Appendix A (substantially in the form of the Sample Amendment to Appendix A attached hereto) executed by the parties to this Agreement.

19.       Successors and Assigns. No party to this Agreement may assign this Agreement without the prior written consent of the other party(ies), except that the Custodian may assign this Agreement to any entity which directly or indirectly is controlled by, or is under common control with, the Custodian. Any entity, which shall by merger, consolidation, purchase, or otherwise, succeed to substantially all the custody business of the Custodian shall, upon such succession and without any appointment or other action by the other party(ies) hereto, be and become successor custodian hereunder, upon notification to the other party(ies) hereto. This Agreement shall be binding upon, and inure to the benefit of, the party(ies) hereto and their respective successors and permitted assigns.

20.       Governing Law and Legal Proceedings. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York without regard to its conflicts of law provisions. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.

21.       Representations. Each party represents and warrants to the other party(ies) that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement. The Client hereby represents that it has received and read the “Customer Identification Program Notice”, a copy of which is attached to this Agreement as Exhibit A.

22.       Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the parties hereto and there are no other parties who are intended to be benefited, in any way whatsoever, by this Agreement.

23.       Non-Fiduciary Status. The Client hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its duties under this Agreement, and has not accepted any fiduciary duties, responsibilities or liabilities.

24.       Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

25.       Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Authorized Signer of:		Authorized Officer of:

GAMCO INVESTORS, INC., for and on behalf of each of the entities listed on Appendix A and in its individual capacity		MELLON TRUST OF NEW ENGLAND, N.A.

By:	/s/ Douglas Jamieson	By:	/s/ Renee Fruzzetti
Name:	Douglas Jamieson	Name:	Renee Fruzzetti
Title:	President	Title:	VP

Date:	6/16/08	Date:	6/17/08

Address for Notice:	Address for Notice:

One Corporate Center	135 Santilli Highway
Rye, NY 10580	Everett, MA 02149 Attention:

Attention: Stephanie Kovac	Attention: Renee Fruzzetti

APPENDIX A

 List of Entities

Legal Account Name/Entity	Custody Account Name to be set up	Type of Entity	State of Incorporation	Tax ID No.	Year End	Effective Date of Origination
Gabelli & Company, Inc.	Gabelli & Company Firm Investment	Corporation	New York	13-2885006	12-31	13-06-2008
Gabelli Securities, Inc.	Gabelli Securities Inc Investment Account #2	Corporation	New York	13-3379374	12-31	13-06-2008
Gabelli Trading Holdings, LLC	Gabelli Trading Holdings LLC	LLC	New York	20-5375106	12-31	13-06-2008
GAMCO Asset Management	GBL Investment Account GAMCO Asset Management Inc	Corporation	New York	13-4044521	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Asset Management Inc	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc. Gabelli Buy Back FIRM23	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc ANJT	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc ANCM	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc ANKA	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc ANKD	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc ANZS	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc ANZS2	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc ANTF	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc ANSD	Corporation	New York	13-4007882	12-31	13-06-2008
GAMCO Investors, Inc.	GAMCO Investors Inc EVGSV1	Corporation	New York	13-4007882	12-31	13-06-2008

* “Effective Date of Origination” means the first date as of which the Custodian serves as custodian for certain assets of the Account pursuant to this Agreement.

EXHIBIT A

MELLON

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW

 ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, all financial institutions are required by law to obtain, verify and record information that identifies each individual or entity that opens an account.

What this means for you: When you open an account, we will ask you for your name, address, taxpayer or other government identification number and other information, such as date of birth for individuals, that will allow us to identify you. We may also ask to see identification documents such as a driver's license, passport or documents showing existence of the entity.

Rev. 09/03

APPENDIX A

List of Entities

Appendix A to the Custody Agreement among GAMCO INVESTORS, INC., for and on behalf of each of the entities listed on this Appendix A and in its individual capacity, and THE BANK OF NEW YORK MELLON (successor by operation of law to Mellon Trust of New England, N.A.) effective June 10, 2008, as amended (the “Agreement”) is hereby amended effective as of October 1, 2008 to read as follows:

Assets of the following entities shall be held pursuant to the Agreement as of the Effective Date of Origination.

Legal Account Name/Entity	Custody Account Name to be set up	Type of Entity	Tax ID No.	Year End	Effective Date of Origination•
Gabelli & Company. Inc.	Gabelli & Company Firm Investment	Corporation	13-2885006	12/31	06/10/08
Gabelli Securities, Inc.	Gabelli Securities Inc Investment Account #2	Corporation	13-3379374	12/31	06/10/08
Gabelli Trading Holdings, LLC	Gabelli Trading Holdings LLC	LLC	20-5375106	12/31	06/10/08
GAMCO Asset Management Inc	GBL Investment Account GAMCO Asset Management Inc	Corporation	13-4044521	12/31	06/10/08
GAMCO Investors Inc.	GAMCO Asset Management Inc	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc Gabelli Buy Back FIRM23	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors Inc.	GAMCO Investors Inc ANJT	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc ANCM	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors Inc.	GAMCO Investors Inc ANKA	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors. Inc.	GAMCO Investors Inc ANKO	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc ANZS	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc ANZS2	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc ANTF	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc ANSD	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc EVGSVf	Corporation	13-4007862	12/31	06/10/08
Gabelli Arbitrage Holdings LLC	Gabelli Arbitrage Holdings LLC	LLC	20-4950825	12/31	10/01/08

* “Effective Date of Origination” means the first date as of which the Custodian serves as custodian for certain assets of the Account pursuant to this Agreement.

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

Each party represents and warrants to the other party(ies) that it has full authority to enter into this amended Appendix A to the Agreement upon the terms and conditions hereof and that the individual executing this amended Appendix A on its behalf has the requisite authority to bind such party to this amended Appendix A and the Agreement.

GAMCO INVESTORS, INC., for and on behalf of each of the entities listed on this Appendix A and in individual capacity		THE BANK OF NEW YORK MELLON
By:	/s/ Douglas Jamieson	By:	/s/ Renee Fruzzetti
Name:	Douglas Jamieson	Name:	Renee Fruzzetti
Title:	President	Title:	VP
Date:	9/30/08	Date:	9/30/08

AMENDMENT TO APPENDIX A

List of Entities

Appendix A to the Custody Agreement among GAMCO INVESTORS, INC., for and on behalf of each of the entities listed on this Appendix A and in its individual capacity, and THE BANK OF NEW YORK MELLON (successor by operation of law to Mellon Trust of New England, N.A.), effective June 10, 2008, as amended (the “Agreement”) is hereby amended effective as of January 2, 2014.

Assets of the following entities shall be held pursuant to the Agreement as of the Effective Date of Origination.

Legal Account Name/Entity	Custody Account Name to be set up	Type of Entity	Tax Id. No.	Year End	Effective Date of Origination*
Gabelli & Company, Inc.	Gabelli & Company Firm Investment	Corporation	13-2885006	12/31	06/10/08
Gabelli Securities, Inc.	Gabelli Securities Inc Investment Account #2	Corporation	13-3379374	12/31	06/10/08
Gabelli Trading Holdings, LLC	Gabelli Trading Holdings LLC	LLC	20-5375106	12/31	06/10/08
GAMCO Asset Management Inc.	GBL Investment Account GAMCO Asset Management Inc.	Corporation	13-4044521	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Asset Management Inc .	Corporation	13-4007862	12/3I	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc. Gabelli Buy Back FIRM23	Corporation	13-4007862	12/3 I	06/10/08
GAMCO Investors, Inc.	GAMCO Investors ANJT	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc. ANCM	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc. ANKA	Corporation	13-4007862	12/31	06/l0/08
GAMCO Investors, Inc.	GAMCO Investors Inc. ANKD	Corporation	13-4007862	12/31	06/l0/08
GAMCO Investors, Inc.	GAMCO Investors Inc. ANZS	Corporation	13-4007862	12/31	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc. ANZS2	Corporation	13-4007862	12/3I	06/10/08
GAMCO Investors. Inc.	GAMCO Investors Inc. ANTF	Corporation	13-4007862	12/3I	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc. ANSD	Corporation	13-4007862	12/3I	06/10/08
GAMCO Investors, Inc.	GAMCO Investors Inc. EYGSVI	Corporation	13-4007862	12/31	06/10/08
Gabelli Arbitrage Holdings LLC	Gabelli Arbitrage Holdings LLC	LLC	20-4950825	12/31	I0/01/08
GAMCO Investors, Inc.	GAMCO Investors Inc. ANBH	Corporation	13-4007862	12/3 1	0 1/02/14

*”Effective Date of Origination” means the first date as of which the Custodian serves as custodian for certain assets of the Account pursuant to this Agreement.

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

Each party represents and wanants to the other party(ies) that it has full authority to enter into this amended Appendix A to the Agreement upon the terms and conditions hereof and that the individual executing this amended Appendix A on its behalf has the requisite authority to bind such party to this amended Appendix A and the Agreement.

GAMCO INVESTORS, INC., for and on behalf of each of the entities listed on this Appendix A and in individual capacity		THE BANK OF NEW YORK MELLON
By:	/s/ Robert Zuccaro	By:	/s/ Robert Jordan
Name:	Robert Zuccaro	Name:	Robert Jordan
Title:	CFO	Title:	Managing Director
Date:	1/14/14	Date:	1/27/14